Exhibit 23.4

CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.

The undersigned hereby consents to the inclusion of the information included in this Annual Report on Form 10-K with respect to the oil and gas reserves of RAAM Global Energy Company as of the year ended December 31, 2012 dated on January 23, 2013. We hereby further consent to all references to our firm included in this Annual Report on Form 10-K to be filed on March 27, 2013.

/s/ Cawley, Gillespie & Associates, Inc.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

Fort Worth, Texas March 27, 2013